Exhibit 107

Calculation of Filing Fee Tables

FORM S-3
(Form Type)

Tronox Holdings plc
 (Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Regis-tration Fee	Carry Forward Form Type	Carry Forward Form File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares, par value $0.01 per share(3)(4)	Rule 456(b) and Rule 457(r)(2)	(1)	(1)	(1)	(2)	(2)
	Equity	Preference Shares, par value $0.01 per share(3)	Rule 456(b) and Rule 457(r)(2)	(1)	(1)	(1)	(2)	(2)
	Debt	Debt securities(3)	Rule 456(b) and Rule 457(r)(2)	(1)	(1)	(1)	(2)	(2)
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A
	Total Offering Amounts					N/A	N/A
	Total Fees Previously Paid						N/A
	Total Fee Offsets						N/A
	Net Fee Due						N/A

(1) An indeterminate aggregate initial offering price and number or amount of the securities is being registered as may periodically be offered at indeterminate prices.
(2) In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of the entire registration fee.
(3) Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.
(4) An indeterminate number of shares of ordinary shares may be issued from time to time upon exercise, conversion or exchange of other securities.